Joint Filer Information

Names:	Kenneth Goldblatt

Address:	515 Madison Avenue, Suite 4200 New York, NY 10022

Designated Filer:	Seymour L. Goldblatt

Issuer and Ticker Symbol:	Openwave Systems Inc (OPWV)

Date of Earliest Transaction To Be Reported:	October 29, 2010

The undersigned, Kenneth Goldblatt, is filing the attached Statement of Changes in Beneficial Ownership on Form 4 with Seymour L. Goldblatt with respect to the beneficial ownership of securities of Openwave Systems Inc.

Signatures:

By:	/s/ Kenneth Goldblatt
Kenneth Goldblatt